WESTERN NEW ENGLAND BANCORP, INC. 8-K

EXHIBIT 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, July 25, 2023: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and six months ended June 30, 2023. For the three months ended June 30, 2023, the Company reported net income of $2.8 million, or $0.13 per diluted share, compared to net income of $5.5 million, or $0.25 per diluted share, for the three months ended June 30, 2022. On a linked quarter basis, net income was $2.8 million, or $0.13 per diluted share, as compared to net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2023. For the six months ended June 30, 2023, net income was $8.1 million, or $0.37 per diluted share, compared to net income of $10.9 million, or $0.49 per diluted share, for the six months ended June 30, 2022.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about August 23, 2023 to shareholders of record on August 9, 2023.

James C. Hagan, President and Chief Executive Officer, commented, “While the recent national market events and current interest rate cycle have made it very challenging for all banks, we believe our Company continues to be well positioned with strong capital and access to liquidity to sustain us through this interest rate cycle. Our financial performance largely has been impacted by higher funding costs in response to the rapid increase in interest rates over the last twelve months. As we continue to manage the balance sheet in this uncertain environment, we are also focused on expense management initiatives to mitigate top line pressures. The Company continues to focus on our loan and deposit growth initiatives and retention of our customers. We saw growth in our loan portfolio and will strive to continue to grow. As a result of local market disruptions, we are working to onboard new talent and new depositor and borrowing relationships, both of which will assist us in our growth. Our asset quality remains strong, with nonperforming loans to total loans of 0.29% at June 30, 2023, and a 23% decrease in classified assets from December 31, 2022.”

Hagan concluded, “During the six months ended June 30, 2023, we repurchased 249,744 shares at an average price per share of $7.74. We believe that buying back shares represents a prudent use of capital and we are pleased to be able to continue to return value to shareholders through share repurchases. We maintain solid relationships with the local community, our bank regulators and our customers. Our team remains committed to our existing and new customers in our local market area with our competitive products and services that are focused around true relationship banking, while providing continued access to local decision makers. We remain focused and well positioned to serve our community today and in the future.”

Key Highlights:

Loans and Deposits

At June 30, 2023, total loans of $2.0 billion increased $24.2 million, or 1.2%, from December 31, 2022. During the same period, total deposits decreased $71.5 million, or 3.2%, to $2.2 billion at June 30, 2023. Core deposits, which are defined by the Company as all deposits except for time deposits, decreased $194.6 million, or 10.7%, from $1.8 billion, or 81.5% of total deposits, at December 31, 2022, to $1.6 billion, or 75.2% of total deposits at June 30, 2023. The decrease in core deposits was partially offset by a $123.1 million, or 29.9%, increase in time deposits from $411.7 million at December 31, 2022 to $534.8 million at June 30, 2023. The loan-to-deposit ratio increased from 89.3% at December 31, 2022 to 93.4% at June 30, 2023.

1

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities and access to diversified borrowing sources. During the three months ended June 30, 2023, the Company participated in the Bank Term Funding Program (“BTFP”), which enabled the Company to pay off higher rate Federal Home Loan Bank (“FHLB”) advances. The Company advanced $90.0 million under the BTFP during the three months ended June 30, 2023 and has $27.4 million in availability under the program as of June 30, 2023.

At June 30, 2023, the Company had available borrowing capacity with the FHLB of $380.1 million, including its overnight Ideal Way Line of Credit. In addition, at June 30, 2023, the Company had available borrowing capacity of $51.4 million from the Federal Reserve Discount Window, with no outstanding borrowings. At June 30, 2023, the Company also had available borrowing capacity of $65.0 million from two unsecured credit lines with correspondent banks, with no outstanding borrowings. At June 30, 2023, the Company has $523.9 million in total available borrowing capacity.

Allowance for Loan Losses and Credit Quality

At June 30, 2023, the allowance for credit losses was $19.6 million, or 0.97% of total loans and 341.4% of nonperforming loans, compared to $19.9 million, or 1.00% of total loans and 350.0% of nonperforming loans at December 31, 2022. At June 30, 2023, nonperforming loans totaled $5.8 million, or 0.29% of total loans, compared to $5.7 million, or 0.29% of total loans, at December 31, 2022. Total delinquent loans increased $947,000, or 21.2%, from $4.5 million, or 0.22% of total loans, at December 31, 2022 to $5.4 million, or 0.27% of total loans, at June 30, 2023.

Current Expected Credit Loss

On January 1, 2023, the Company implemented the accounting rules for the measurement of Credit Losses on Financial Instruments (“CECL”). The January 1, 2023, or “Day 1” tax-effected transitional impact to retained earnings was $9,000 due to the following: a decrease in the pooled credit reserve of $931,000 and the establishment of a reserve liability for unfunded commitments of $918,000. Additionally, the allowance for credit losses includes $2.1 million in reserves related to purchase credit deteriorated (“PCD”) loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity.

Net Interest Margin

The net interest margin was 2.81% for the three months ended June 30, 2023 compared to 3.14% for the three months ended March 31, 2023. The net interest margin, on a tax-equivalent basis, was 2.83% for the three months ended June 30, 2023, compared to 3.16% for the three months ended March 31, 2023.

Stock Repurchase Program

On July 26, 2022, the Board of Directors authorized a new stock repurchase plan (the “2022 Plan”), pursuant to which the Company is authorized to repurchase up to 1.1 million shares, representing approximately 5.0% of the Company’s outstanding common stock as of the time the 2022 Plan was announced. During the three months ended June 30, 2023, the Company repurchased 124,744 shares of common stock under the 2022 Plan, with an average price per share of $6.16. During the six months ended June 30, 2023, the Company repurchased 249,744 shares of common stock under the 2022 Plan, with an average price per share of $7.74. As of June 30, 2023, there were 806,600 shares of common stock available for repurchase under the 2022 Plan.

The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under the 2022 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2022 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

2

Book Value and Tangible Book Value

Book value per share was $10.60 at June 30, 2023, compared to $10.27 at December 31, 2022, while tangible book value per share, a non-GAAP financial measure, increased $0.33, or 3.5%, from $9.61 at December 31, 2022 to $9.94 at June 30, 2023. The increase was due to the final termination of the Westfield Bank Defined Benefit Plan liabilities (the “DB Plan”) during the second quarter of 2023 and corresponding reversal of previously held losses in accumulated other comprehensive income. As of June 30, 2023, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations. See pages 19-22 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Westfield Bank Defined Benefit Pension Plan

The Board of Directors previously announced the termination of the DB Plan on October 31, 2022, subject to required regulatory approval. The Company expects to receive regulatory approval for the DB Plan termination in the third quarter of 2023. At December 31, 2022, the Company reversed $7.3 million in net unrealized losses recorded in accumulated other comprehensive income attributed to both the DB Plan curtailment resulting from the termination of the DB Plan as well as changes in discount rates. In addition, during the three months ended December 31, 2022, the Company recorded a gain on curtailment of $2.8 million through non-interest income. During the six months ended June 30, 2023, the Company made an additional cash contribution of $1.3 million in order to fully fund the DB Plan on a plan termination basis. In addition, for those participants who did not opt for a one-time lump sum payment, the Company funded $6.3 million to purchase a group annuity contract to transfer its remaining liabilities under the DB Plan. In addition, on June 30, 2023, the Company recognized the final termination expense of $1.1 million related to the DB Plan termination, which was recorded through non-interest income.

Net Income for the Three Months Ended June 30, 2023 Compared to the Three Months Ended March 31, 2023

The Company reported net income of $2.8 million, or $0.13 per diluted share, for the three months ended June 30, 2023, compared to net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2023. Net interest income decreased $1.7 million, or 9.0%, non-interest income decreased $1.4 million or 46.6%, non-interest expense decreased $345,000, or 2.3%, and provision for credit losses increased $808,000, or 208.2%, during the same period. Non-interest income includes a one-time, non-recurring final termination expense of $1.1 million, due to the termination of the Company’s DB Plan. Return on average assets and return on average equity were 0.43% and 4.72%, respectively, for the three months ended June 30, 2023, compared to 0.84% and 9.31%, respectively, for the three months ended March 31, 2023.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, decreased $1.7 million, or 9.0%, to $16.8 million for the three months ended June 30, 2023, from $18.5 million for the three months ended March 31, 2023. The decrease in net interest income was primarily due to an increase in interest expense of $2.8 million, or 55.1%, partially offset by an increase in interest income of $1.2 million, or 5.0%. The increase in interest expense was a result of competitive pricing on deposits due to the continued high interest rate environment and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin decreased 33 basis points to 2.81%, for the three months ended June 30, 2023, from 3.14% for the three months ended March 31, 2023. The net interest margin, on a tax-equivalent basis, was 2.83% for the three months ended June 30, 2023, compared to 3.16% for the three months ended March 31, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset with an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.14% for the three months ended June 30, 2023, compared to 4.01% for the three months ended March 31, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.49% for the three months ended June 30, 2023, compared to 4.34% for the three months ended March 31, 2023. During the three months ended June 30, 2023, average interest-earning assets increased $11.6 million, or 0.5% to $2.4 billion, primarily due to an increase in average loans of $13.8 million, or 0.7%, an increase in short-term investments, consisting of cash and cash equivalents, of $4.4 million, or 74.8%, an increase in average other investments of $1.2 million, or 10.2%, partially offset by a decrease in average securities of $7.9 million, or 2.1%.

3

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 48 basis points from 0.91% for the three months ended March 31, 2023 to 1.39% for the three months ended June 30, 2023. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 11 basis points to 0.64% for the three months ended June 30, 2023, from 0.53% for the three months ended March 31, 2023. The average cost of time deposits increased 103 basis points from 1.71% for the three months ended March 31, 2023 to 2.74% for the three months ended June 30, 2023. The average cost of borrowings, including subordinated debt, increased four basis points from 4.84% for the three months ended March 31, 2023 to 4.88% for the three months ended June 30, 2023. Average demand deposits, an interest-free source of funds, decreased $47.8 million, or 7.5%, from $639.2 million, or 29.0% of total average deposits, for the three months ended March 31, 2023, to $591.4 million, or 27.6% of total average deposits, for the three months ended June 30, 2023.

Provision for (Reversal of) Credit Losses

During the three months ended June, 30, 2023, under the CECL model, the Company recorded a provision for credit losses of $420,000, compared to a reversal for credit losses of $388,000 during the three months ended March 31, 2023. The provision for credit losses includes a $171,000 negative provision for unfunded commitments primarily due to the impact of decreased unfunded loan commitments. Total unfunded loan commitments decreased $16.6 million, or 8.5% to $179.6 million at June 30, 2023 from $196.2 million at March 31, 2023. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. The Company also increased the qualitative reserve to consider the potential losses resulting from future recessionary pressures. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the three months ended June 30, 2023, the Company recorded net recoveries of $25,000, compared to net charge-offs of $1.9 million for the three months ended March 31, 2023. The charge-offs during the three months ended March 31, 2023 were related to one commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc., which was on nonaccrual status. At March 31, 2023, the Company recorded a $1.9 million charge-off on the relationship, which represented the non-accretable credit mark that was required to be grossed-up to the loan’s amortized cost basis with a corresponding increase to the allowance for credit losses under the CECL implementation. The Company has charged-off 61% of the total relationship and the remaining exposure of $1.3 million is projected to be collateralized at this time.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $1.4 million, or 46.6%, to $1.6 million for the three months ended June 30, 2023, from $3.0 million for the three months ended March 31, 2023. During the three months ended June 30, 2023, the Company recorded a $1.1 million final termination expense related to the DB Plan termination. Service charges and fees on deposits increased $54,000, or 2.5%, from the three months ended March 31, 2023 to $2.2 million for the three months ended June 30, 2023. Income from bank-owned life insurance (“BOLI”) increased $54,000, or 12.3%, from the three months ended March 31, 2023 to $494,000 for the three months ended June 30, 2023. During the three months ended March 31, 2023, the Company reported a gain on non-marketable equity investments of $352,000. At June 30, 2023, the Company did not have comparable non-interest income from non-marketable equity investments.

Non-Interest Expense

For the three months ended June 30, 2023, non-interest expense decreased $345,000, or 2.3%, to $14.6 million from $14.9 million for the three months ended March 31, 2023. Salaries and employee benefits decreased $342,000, or 4.1%, to $8.1 million. Occupancy expense decreased $145,000, or 10.8%, due to the decrease in snow removal costs of $116,000, or 89.9%, advertising expense decreased $78,000, or 18.7%, and FDIC insurance expense decreased $62,000, or 17.6%. Professional fees increased $46,000, or 6.1%, data processing expense increased $39,000, or 5.2%, and furniture and equipment expense increased $6,000, or 1.2%, and other non-interest expense increased $191,000, or 8.1%. During the three months ended June 30, 2023, other non-interest expense included $154,000 in expense related to the DB Plan termination. Excluding the DB Plan expense, non-interest expense decreased $499,000, or 3.3%, from the three months ended March 31, 2023 to the three months ended June 30, 2023.

For the three months ended June 30, 2023, the efficiency ratio was 78.9%, compared to 69.3% for the three months ended March 31, 2023. For the three months ended June 30, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 74.3% compared to 70.5% for the three months ended March 31, 2023. The efficiency ratio increase was driven by lower revenues, defined as net interest income and non-interest income, during the three months ended June 30, 2023 compared to the three months ended March 31, 2023. See pages 19-22 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

4

Income Tax Provision

Income tax expense for the three months ended June 30, 2023 was $704,000, or an effective tax rate of 20.3%, compared to $1.7 million, or an effective tax rate of 24.0%, for the three months ended March 31, 2023 due to lower projected pre-tax income for the twelve months ended December 31, 2023.

Net Income for the Three Months Ended June 30, 2023 Compared to the Three Months Ended June 30, 2022.

The Company reported net income of $2.8 million, or $0.13 per diluted share, for the three months ended June 30, 2023, compared to net income of $5.5 million, or $0.25 per diluted share, for the three months ended June 30, 2022. Net interest income decreased $2.5 million, or 13.1%, non-interest income decreased $1.1 million or 41.9%, non-interest expense increased $118,000, or 0.8%, and provision for credit losses increased $120,000, or 40.0%, during the same period. During the three months ended June 30, 2023, non-interest income included a one-time, non-recurring final termination expense of $1.1 million, due to the termination of the Company’s DB Plan. Return on average assets and return on average equity were 0.43% and 4.72%, respectively, for the three months ended June 30, 2023, compared to 0.87% and 10.22%, respectively, for the three months ended June 30, 2022.

Net Interest Income and Net Interest Margin

Net interest income decreased $2.6 million, or 13.1%, to $16.8 million, for the three months ended June 30, 2023, from $19.4 million for the three months ended June 30, 2022. The decrease in net interest income was due to an increase in interest expense of $6.7 million, or 535.0%, partially offset by an increase in interest and dividend income of $4.2 million, or 20.2%. Interest expense on deposits increased $5.1 million, or 513.0%, and interest expense on borrowings increased $1.6 million, or 617.4%. The increase in interest expense was a result of competitive pricing on deposits due to the continued higher interest rate environment and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits. For the three months ended June 30, 2023, net interest income included $26,000 in Paycheck Protection Program interest and fee income (“PPP Income”), compared to $129,000 for the three months ended June 30, 2022.

The net interest margin was 2.81% for the three months ended June 30, 2023, compared to 3.24% for the three months ended June 30, 2022. The net interest margin, on a tax-equivalent basis, was 2.83% for the three months ended June 30, 2023, compared to 3.26% for the three months ended June 30, 2022. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits, which was partially offset with an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.14% for the three months ended June 30, 2023, compared to 3.45% for the three months ended June 30, 2022. The average loan yield, without the impact of tax-equivalent adjustments, was 4.49% for the three months ended June 30, 2023, compared to 3.81% for the three months ended June 30, 2022. During the three months ended June 30, 2023, average interest-earning assets increased $6.6 million, or 0.3% to $2.4 billion, primarily due to an increase in average loans of $57.4 million, or 2.9%, an increase in average other investments of $3.4 million, or 34.7%, partially offset by a decrease in average securities of $39.7 million, or 9.6%, and a decrease in average short-term investments, consisting of cash and cash equivalents, of $14.6 million, or 58.6%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 117 basis points from 0.22% for the three months ended June 30, 2022 to 1.39% for the three months ended June 30, 2023. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 49 basis points to 0.64% for the three months ended June 30, 2023, from 0.15% for the three months ended June 30, 2022. The average cost of time deposits increased 242 basis points from 0.32% for the three months ended June 30, 2022 to 2.74% for the three months ended June 30, 2023. The average cost of borrowings, including subordinated debt, increased 78 basis points from 4.10% for the three months ended June 30, 2022 to 4.88% for the three months ended June 30, 2023. Average demand deposits, an interest-free source of funds, decreased $44.3 million, or 7.0%, from $635.7 million, or 28.0% of total average deposits, for the three months ended June 30, 2022, to $591.4 million, or 27.6% of total average deposits, for the three months ended June 30, 2023.

5

Provision for Credit Losses

During the three months ended June, 30, 2023, the Company recorded a provision for credit losses of $420,000, under the CECL model, compared to a provision for credit losses of $300,000 during the three months ended June 30, 2022, under the incurred loss model. The increase was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. The Company also increased the qualitative reserve to consider the potential losses resulting from future recessionary pressures. The Company’s Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately provisioned for the current economic environment.

The Company recorded net recoveries of $25,000 for the three months ended June 30, 2023, as compared to net charge-offs of $48,000 for the three months ended June 30, 2022.

Non-Interest Income

Non-interest income decreased $1.1 million, or 41.9%, to $1.6 million for the three months ended June 30, 2023, from $2.7 million for the three months ended June 30, 2022. During the three months ended June 30, 2023, the Company recorded a $1.1 million final termination expense related to the DB Plan termination. During the three months ended June 30, 2023, service charges and fees on deposits decreased $105,000, or 4.5%, primarily due to changes in the Company’s overdraft program that were implemented in the first half of 2023. Income from BOLI increased $36,000, or 7.9%, from the three months ended June 30, 2022 to the three months ended June 30, 2023. Other income from loan-level swap fees on commercial loans decreased $21,000 from the three months ended June 30, 2022 to the three months ended June 30, 2023. During the three months ended June 30, 2023, the Company did not report any loan-level swap fees. During the three months ended June 30, 2022, the Company reported a gain of $141,000 on non-marketable equity investments and reported an unrealized loss on marketable equity securities of $225,000. During the three months ended June 30, 2023, the Company did not have comparable gains or losses.

Non-Interest Expense

For the three months ended June 30, 2023, non-interest expense increased $118,000, or 0.8%, to $14.6 million from $14.4 million, for the three months ended June 30, 2022. The increase in non-interest expense was due to an increase in professional fees of $84,000, or 11.7%, an increase in data processing of $61,000, or 8.3%, an increase in FDIC insurance expense of $56,000, or 23.9%, an increase in occupancy expense of $26,000, or 2.2%, and an increase in other non-interest expense of $158,000, or 6.6%. These increases were partially offset by a decrease in salaries and benefits of $147,000, or 1.8%, a decrease in advertising expense of $73,000, or 17.7%, and a decrease in furniture and equipment of $47,000, or 8.7%. During the three months ended June 30, 2023, other non-interest expense included $154,000 in expense related to the DB Plan termination. Excluding the DB Plan expense, non-interest expense decreased $36,000, or 0.2%, from the three months ended June 30, 2022 to the three months ended June 30, 2023.

For the three months ended June 30, 2023, the efficiency ratio was 78.9%, compared to 65.2% for the three months ended June 30, 2022. For the three months ended June 30, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 74.3% compared to 65.0% for the three months ended June 30, 2022. The efficiency ratio increase was driven by lower revenues, defined as net interest income and non-interest income, during the three months ended June 30, 2023 compared to the three months ended June 30, 2022. See pages 19-22 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended June 30, 2023 was $704,000, representing an effective tax rate of 20.3%, compared to $1.9 million, representing an effective tax rate of 25.2%, for three months ended June 30, 2022 due to lower projected pre-tax income for the twelve months ended December 31, 2023.

Net Income for the Six Months Ended June 30, 2023 Compared to the Six Months Ended June 30, 2022

For the six months ended June 30, 2023, the Company reported net income of $8.1 million, or $0.37 per diluted share, compared to $10.9 million, or $0.49 per diluted share, for the six months ended June 30, 2022. Return on average assets and return on average equity were 0.64% and 6.98% for the six months ended June 30, 2023, respectively, compared to 0.86% and 9.93% for the six months ended June 30, 2022, respectively.

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Net Interest Income and Net Interest Margin

During the six months ended June 30, 2023, net interest income decreased $2.7 million, or 7.2%, to $35.4 million, compared to $38.1 million for the six months ended June 30, 2022. The decrease in net interest income was due to an increase in interest expense of $10.6 million, or 424.1%, partially offset by an increase in interest and dividend income of $7.9 million, or 19.4%. The increase in interest expense was due to an increase in interest expense on deposits of $8.2 million, or 413.2%, and an increase in interest expense on borrowings of $2.4 million, or 465.8%. For the six months ended June 30, 2023, interest and dividend income included $41,000 in PPP Income, compared to $691,000 during the six months ended June 30, 2022.

The net interest margin for the six months ended June 30, 2023 was 2.97%, compared to 3.21% during the six months ended June 30, 2022. The net interest margin, on a tax-equivalent basis, was 2.99% for the six months ended June 30, 2023, compared to 3.23% for the six months ended June 30, 2022. Excluding PPP Income, the net interest margin decreased 19 basis points from 3.16% for the six months ended June 30, 2022 to 2.97% for the six months ended June 30, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core to high cost time deposits, which was partially offset with an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.07% for the six months ended June 30, 2023, compared to 3.42% for the six months ended June 30, 2022. The average loan yield, without the impact of tax-equivalent adjustments, was 4.41% for the six months ended June 30, 2023, compared to 3.82% for the six months ended June 30, 2022. During the six months ended June 30, 2023, average interest-earning assets increased $7.1 million, or 0.3% to $2.4 billion, primarily due to an increase in average loans of $77.7 million, or 4.0%, an increase in average other investments of $2.5 million, or 24.2%, partially offset by a decrease in average securities of $40.4 million, or 9.6%, and a decrease in average short-term investments, consisting of cash and cash equivalents, of $32.8 million, or 80.1%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 93 basis points from 0.22% for the six months ended June 30, 2022 to 1.15% for the six months ended June 30, 2023. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 44 basis points to 0.58% for the six months ended June 30, 2023, from 0.14% for the six months ended June 30, 2022. The average cost of time deposits increased 193 basis points from 0.34% for the six months ended June 30, 2022 to 2.27% for the six months ended June 30, 2023. The average cost of borrowings, including subordinated debt, increased 55 basis points from 4.31% for the six months ended June 30, 2022 to 4.86% for the six months ended June 30, 2023. Average demand deposits, an interest-free source of funds, decreased $19.2 million, or 3.0%, from $634.4 million, or 28.0% of total average deposits, for the six months ended June 30, 2022, to $615.2 million, or 28.3% of total average deposits, for the six months ended June 30, 2023.

Provision for (Reversal of) Credit Losses

During the six months ended June, 30, 2023, the Company recorded a provision for credit losses of $32,000, under the CECL model, compared to a reversal for credit losses of $125,000 during the six months ended June 30, 2022. Prior to 2023, the Company accounted for its allowance for loan losses under the incurred loss model. The increase was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The Company recorded net charge-offs of $1.8 million for the six months ended June 30, 2023, as compared to net charge-offs of $102,000 for the six months ended June 30, 2022.

Non-Interest Income

For the six months ended June 30, 2023, non-interest income decreased $518,000, or 10.2%, from $5.1 million during the six months ended June 30, 2022 to $4.6 million. During the six months ended June 30, 2023, the Company recorded a $1.1 million final termination expense related to the DB Plan termination. During the same period, service charges and fees decreased $92,000, or 2.0%, primarily due to changes in the Company’s overdraft program that were implemented in 2023 and income from BOLI increased $28,000, or 3.1%. Other income from loan-level swap fees on commercial loans decreased $25,000 for the six months ended June 30, 2023. The Company did not have any comparable loan-level swap fee income in 2023. During the six months ended June 30, 2023, the Company reported a gain of $352,000 on non-marketable equity investments, compared to a gain of $141,000 during the six months ended June 30, 2022. During the six months ended June 30, 2022, the Company reported unrealized losses on marketable equity securities of $501,000 and also reported realized losses on the sale of securities of $4,000. The Company did not have comparable investment activity in 2023.

7

Non-Interest Expense

For the six months ended June 30, 2023, non-interest expense increased $558,000, or 1.9%, to $29.4 million, compared to $28.9 million for the six months ended June 30, 2022. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $45,000, or 0.3%, an increase in professional fees of $264,000, or 20.4%, an increase in FDIC insurance expense of $122,000, or 23.5%, an increase in other non-interest expense of $184,000, or 3.9%, and increase in data processing expense of $91,000, or 6.3%, and an increase in occupancy expense of $11,000, or 0.4%. These increases were partially offset by a decrease in advertising expense of $55,000, or 6.8%, and a decrease in furniture and equipment of $104,000, or 9.6%. During the six months ended June 30, 2023, other non-interest expense included $154,000 in expense related to the DB Plan termination.

For the six months ended June 30, 2023, the efficiency ratio was 73.8%, compared to 66.9% for the six months ended June 30, 2022. For the six months ended June 30, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 72.3%, compared to 66.4% for the six months ended June 30, 2022. The adjusted efficiency ratio is a non-GAAP measure. See pages 19-22 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the six months ended June 30, 2023 was $2.4 million, representing an effective tax rate of 22.7%, compared to $3.6 million, representing an effective tax rate of 24.7%, for six months ended June 30, 2022, due to lower projected pre-tax income for the twelve months ended December 31, 2023.

Balance Sheet

At June 30, 2023, total assets were $2.6 billion and increased $9.1 million, or 0.4%, from December 31, 2022. The increase in total assets was mainly related to an increase in total loans of $24.2 million, or 1.2%, an increase in cash and cash equivalents of $1.3 million, or 4.4%, to $31.7 million, partially offset by a decrease in investment securities of $19.0 million, or 5.0%, to $364.4 million.

Investments

At June 30, 2023, the available-for-sale (“AFS”) and held-to-maturity (“HTM”) securities portfolio represented 14.2% of total assets, compared to 14.8% at December 31, 2022. At June 30, 2023, the Company’s AFS securities portfolio, recorded at fair market value, decreased $5.5 million, or 3.8%, from $147.0 million at December 31, 2022 to $141.5 million. The HTM securities portfolio, recorded at amortized cost, decreased $7.3 million, or 3.2%, from $230.2 million at December 31, 2022 to $222.9 million at June 30, 2023. The marketable equity securities portfolio decreased $6.2 million, or 100.0%, from $6.2 million at December 31, 2022 due to the redemption of marketable equity securities during the three months ended June 30, 2023. The decrease in the AFS and HTM securities portfolios was primarily due to amortization and payoffs recorded during the six months ended June 30, 2023.

At June 30, 2023, the Company reported unrealized losses on the AFS securities portfolio of $31.2 million, or 18.1% of the amortized cost basis of the AFS securities portfolio, compared to unrealized losses of $32.2 million, or 18.0% of the amortized cost basis of the AFS securities at December 31, 2022. At June 30, 2023, the Company reported unrealized losses on the HTM securities portfolio of $38.0 million, or 17.1%, of the amortized cost basis of the HTM securities portfolio, compared to $39.2 million, or 17.0% of the amortized cost basis of the HTM securities portfolio at December 31, 2022.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $7.2 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

8

Management regularly reviews the portfolio for securities in an unrealized loss position. At June 30, 2023 and December 31, 2022, the Company did not record any impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The Company expects to strategically redeploy available cash flows from the securities portfolio to fund loan growth and deposit outflows.

Total Loans

At June 30, 2023, total gross loans increased $24.2 million, or 1.2%, to $2.0 billion from December 31, 2022. Residential real estate loans, including home equity loans, increased $9.8 million, or 1.4%, commercial and industrial loans increased $7.3 million, or 3.3%, and commercial real estate loans increased $6.1 million, or 0.6%.

The following table is a summary of our outstanding loan balances for the periods indicated:

	June 30, 2023	March 31, 2023	December 31, 2022
	(Dollars in thousands)

Commercial real estate loans	$1,075,429	$1,079,664	$1,069,323

Residential real estate loans:
Residential	597,812	595,097	589,503
Home equity	107,004	105,801	105,557
Total residential real estate loans	704,856	700,898	695,060

Commercial and industrial loans:
PPP loans	1,864	2,129	2,274
Commercial and industrial loans	225,229	215,971	217,574
Total commercial and industrial loans	227,093	218,100	219,848
Consumer loans	5,986	5,667	5,045
Total gross loans	2,013,364	2,004,329	1,989,276
Unamortized PPP loan fees	(78)	(99)	(109)
Unamortized premiums and net deferred loans fees and costs	2,307	2,269	2,233
Total loans	$2,015,593	$2,006,499	$1,991,400

Credit Quality

Credit quality remains sound and our loan portfolio continues to perform well. Total delinquency was 0.27% of total loans at June 30, 2023, compared to 0.22% of total loans at December 31, 2022. At June 30, 2023, nonperforming loans totaled $5.8 million, or 0.29% of total loans, compared to $5.7 million, or 0.29% of total loans, at December 31, 2022. At June 30, 2023, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets was 0.22% at June 30, 2023 and at December 31, 2022. At June 30, 2023 and at December 31, 2022, the Company did not have any other real estate owned. The allowance for credit losses as a percentage of total loans was 0.97% at June 30, 2023, compared to 1.00% at December 31, 2022. At June 30, 2023, the allowance for credit losses as a percentage of nonperforming loans was 341.4%, compared to 350.0% at December 31, 2022. Total classified loans, defined as special mention and substandard loans, decreased $14.5 million, or 23.0%, from $64.0 million, or 3.2% of total loans, at December 31, 2022 to $49.5 million, or 2.5%, of total loans at June 30, 2023.

We continue to maintain diversity among property types and within our geographic footprint. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation. Management will continue to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk.

9

Deposits

Total deposits decreased $71.5 million, or 3.2%, from December 31, 2022 to $2.2 billion at June 30, 2023, due to industry-wide pressures and a competitive market for deposits. Core deposits, which the Company defines as all deposits except time deposits, decreased $194.6 million, or 10.7%, from $1.8 billion, or 81.5% of total deposits, at December 31, 2022, to $1.6 billion, or 75.2% of total deposits, at June 30, 2023. Non-interest-bearing deposits decreased $61.0 million, or 9.5%, to $584.5 million, interest-bearing checking accounts increased $14.1 million, or 9.5%, to $162.8 million, savings accounts decreased $19.1 million, or 8.6%, to $203.4 million, and money market accounts decreased $128.6 million, or 16.1%, to $672.5 million. Time deposits increased $123.1 million, or 29.9%, from $411.7 million at December 31, 2022 to $534.8 million at June 30, 2023.

The table below is a summary of our deposit balances for the periods noted:

	June 30, 2023	March 31, 2023	December 31, 2022
	(Dollars in thousands)
Core Deposits:
Demand accounts	$584,511	$625,656	$645,571
Interest bearing accounts	162,823	133,727	148,670
Savings accounts	203,376	218,800	222,436
Money market accounts	672,483	721,219	801,076
Total Core Deposits	$1,623,193	$1,699,402	$1,817,753

Time Deposits:
Time deposits less than $250,000	$338,667	$300,907	$279,953
Time deposits of $250,000 or more	196,114	156,819	131,737
Total Time Deposits:	534,781	457,726	411,690
Total Deposits:	$2,157,974	$2,157,128	$2,229,443

During the six months ended June 30, 2023, the Company experienced a higher level of competition not only from local competitors but also from money market funds and Treasury notes that were offering higher returns. In addition, the Company also saw an unfavorable shift in deposit mix from low cost core deposits to high cost time deposits as customers migrated to higher yields.

The Company continues to focus on the maintenance, development, and expansion of its core deposit base to meet funding requirements and liquidity needs, with an emphasis to retain a long-term customer relationship base and to efficiently compete for and retain deposits in our local market. At June 30, 2023, the Bank’s uninsured deposits represented 28.2% of total deposits, compared to 30.8% at December 31, 2022.

Borrowings

At June 30, 2023, total borrowings increased $85.9 million, or 138.1%, from $62.2 million at December 31, 2022 to $148.1 million. Short-term borrowings decreased $34.2 million, or 82.6%, to $7.2 million, compared to $41.4 million at December 31, 2022. Long-term borrowings increased $120.0 million, from $1.2 million at December 31, 2022, to $121.2 million at June 30, 2023, to replace deposit attrition. Long-term borrowings consisted of $31.2 million outstanding with the FHLB and $90.0 million outstanding under the BTFP. At June 30, 2023, borrowings also consisted of $19.7 million in fixed-to-floating rate subordinated notes.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities and access to diversified borrowing sources. On March 12, 2023, the Federal Reserve made available the BTFP which enhances the ability of banks to borrow greater amounts against certain high-quality, unencumbered investments at par value. With the BTFP, the Company was able to increase our liquidity position by $117.4 million.

10

During the three months ended June 30, 2023, the Company participated in the BTFP, which enabled the Company to pay off higher rate FHLB advances. With the BTFP, the Company has the ability to pay off the BTFP advance, prior to maturity, without incurring a penalty or termination fee. The Company advanced $90.0 million under the BTFP during the three months ended June 30, 2023 and has $27.4 million in availability under the program as of June 30, 2023.

At June 30, 2023, the Company had available borrowing capacity with the FHLB of $380.1 million, including its overnight Ideal Way Line of Credit. In addition, at June 30, 2023, the Company had available borrowing capacity of $51.4 million from the Federal Reserve Discount Window, with no outstanding borrowings. At June 30, 2023, the Company also had available borrowing capacity of $65.0 million from two unsecured credit lines with correspondent banks, with no outstanding borrowings. At June 30, 2023, the Company has $523.9 million in total available borrowing capacity.

Hedging Program

During the three months ended June 30, 2023, the Company executed a $200 million fair value hedge on fixed-rate assets with maturities up to 18 months, where the Company exchanged, or swapped, fixed rate payments for floating rate payments. The Company’s hedging program aims to reduce the Company’s sensitivity to interest rates by locking in a spread.

Capital

At June 30, 2023, shareholders’ equity was $234.0 million, or 9.1% of total assets, compared to $228.1 million, or 8.9% of total assets, at December 31, 2022. The increase was primarily attributable to net income of $2.8 million and a decrease in accumulated other comprehensive loss of $1.8 million, primarily reflecting the final termination of the DB Plan during the second quarter of 2023 and corresponding reversal of previously held losses in accumulated other comprehensive income. These increases were partially offset by cash dividends paid of $1.5 million. At June 30, 2023, total shares outstanding were 22,082,403.

The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by the regulators as well as internal targets. Total Risk-Based Capital Ratio at June 30, 2023 and December 31, 2022 was 14.2%.  The Bank’s Tier 1 Leverage Ratio to adjusted average assets was 9.69% at June 30, 2023 and 9.49% at December 31, 2022. The Bank’s tangible common equity (“TCE”) to tangible assets ratio, a non-GAAP financial measure, was 8.79% at June 30, 2023, compared to 8.52% at December 31, 2022.  Fluctuations in the TCE ratio were driven by the changes in the unrealized loss on available-for-sale securities. TCE is a non-GAAP measure. See pages 19-22 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

11

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the coronavirus disease 2019 (“COVID-19”) pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

  unpredictable changes in general economic conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
  the duration and scope of the continuing COVID-19 pandemic , including the emergence of new COVID-19 variants and the response thereto;
  changes in economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits;
  inflation and governmental responses to inflation, including recent and potential future increases in interest rates that reduce margins;
  the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
  significant changes in accounting, tax or regulatory practices or requirements;
  new legal obligations or liabilities or unfavorable resolutions of litigation;
  disruptive technologies in payment systems and other services traditionally provided by banks;
  the highly competitive industry and market area in which we operate;
  uncertainty about the discontinued use of LIBOR and the transition to an alternative rate;
  changes in business conditions and inflation;
  operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;
  failure or circumvention of our internal controls or procedures;
  changes in the securities markets which affect investment management revenues;
  increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
  the soundness of other financial services institutions which may adversely affect our credit risk;
  certain of our intangible assets may become impaired in the future;
  new lines of business or new products and services, which may subject us to additional risks;
  changes in key management personnel which may adversely impact our operations;
  severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
  other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

12

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2023	2023	2022	2022	2022	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans	$22,450	$21,329	$21,274	$19,543	$18,500	$43,779	$36,447
Securities	2,094	2,149	2,174	2,104	2,068	4,243	4,018
Other investments	146	106	75	47	30	252	55
Short-term investments	119	54	62	60	48	173	69
Total interest and dividend income	24,809	23,638	23,585	21,754	20,646	48,447	40,589

INTEREST EXPENSE:
Deposits	6,069	4,103	2,206	1,164	990	10,172	1,982
Short-term borrowings	646	703	272	48	10	1,349	10
Long-term debt	995	74	—	—	—	1,069	—
Subordinated debt	253	254	253	254	254	507	507
Total interest expense	7,963	5,134	2,731	1,466	1,254	13,097	2,499

Net interest and dividend income	16,846	18,504	20,854	20,288	19,392	35,350	38,090

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	420	(388)	150	675	300	32	(125)

Net interest and dividend income after provision for (reversal of) credit losses	16,426	18,892	20,704	19,613	19,092	35,318	38,215

NON-INTEREST INCOME:
Service charges and fees	2,241	2,187	2,329	2,223	2,346	4,428	4,520
Income from bank-owned life insurance	494	440	428	391	458	934	906
Loss on sales of securities, net	—	—	—	—	—	—	(4)
Unrealized gain (loss) on marketable equity securities	—	—	19	(235)	(225)	—	(501)
Gain on sale of mortgages	—	—	—	—	—	—	2
Gain on non-marketable equity investments	—	352	70	211	141	352	141
(Loss) gain on defined benefit plan termination	(1,143)	—	2,807	—	—	(1,143)	—
Other income	—	—	—	—	21	—	25
Total non-interest income	1,592	2,979	5,653	2,590	2,741	4,571	5,089

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,089	8,431	8,197	8,025	8,236	16,520	16,475
Occupancy	1,203	1,348	1,218	1,226	1,177	2,551	2,540
Furniture and equipment	492	486	479	465	539	978	1,082
Data processing	792	753	724	707	731	1,545	1,454
Professional fees	803	757	617	803	719	1,560	1,296
FDIC insurance	290	352	255	273	234	642	520
Advertising	339	417	178	419	412	756	811
Other	2,543	2,352	2,335	2,425	2,385	4,895	4,711
Total non-interest expense	14,551	14,896	14,003	14,343	14,433	29,447	28,889

INCOME BEFORE INCOME TAXES	3,467	6,975	12,354	7,860	7,400	10,442	14,415

INCOME TAX PROVISION	704	1,671	3,320	1,861	1,865	2,375	3,561
NET INCOME	$2,763	$5,304	$9,034	$5,999	$5,535	$8,067	$10,854

Basic earnings per share	$0.13	$0.24	$0.42	$0.28	$0.25	$0.37	$0.49
Weighted average shares outstanding	21,634,683	21,699,042	21,676,892	21,757,027	21,991,383	21,666,713	22,045,052
Diluted earnings per share	$0.13	$0.24	$0.42	$0.28	$0.25	$0.37	$0.49
Weighted average diluted shares outstanding	21,648,235	21,716,869	21,751,409	21,810,036	22,025,687	21,682,402	22,098,620

Other Data:
Return on average assets (1)	0.43%	0.84%	1.40%	0.93%	0.87%	0.64%	0.86%
Return on average equity (1)	4.72%	9.31%	16.67%	10.90%	10.22%	6.98%	9.93%
Efficiency ratio	78.92%	69.34%	52.83%	62.69%	65.21%	73.76%	66.91%
Adjusted efficiency ratio (2)	74.31%	70.49%	59.31%	62.63%	64.96%	72.33%	66.35%
Net interest margin	2.81%	3.14%	3.44%	3.35%	3.24%	2.97%	3.21%
Net interest margin, on a fully tax-equivalent basis	2.83%	3.16%	3.47%	3.37%	3.26%	2.99%	3.23%
(1) Annualized.
(2) The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments and gains and losses on defined benefit plan termination.

13

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Cash and cash equivalents	$31,689	$23,230	$30,342	$27,113	$47,513
Available-for-sale securities, at fair value	141,481	146,373	146,997	148,716	160,925
Held to maturity securities, at amortized cost	222,900	226,996	230,168	234,387	233,803
Marketable equity securities, at fair value	—	6,309	6,237	11,280	11,453
Federal Home Loan Bank of Boston and other restricted stock - at cost	3,226	7,173	3,352	2,234	1,882

Loans	2,015,593	2,006,499	1,991,400	2,007,672	1,975,700
Allowance for credit losses (1)	(19,647)	(19,031)	(19,931)	(20,208)	(19,560)
Net loans	1,995,946	1,987,468	1,971,469	1,987,464	1,956,140

Bank-owned life insurance	75,554	75,060	74,620	74,192	73,801
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,000	2,094	2,188	2,281	2,375
Other assets	77,001	74,825	75,290	78,671	76,978
TOTAL ASSETS	$2,562,284	$2,562,015	$2,553,150	$2,578,825	$2,577,357

Total deposits	$2,157,974	$2,157,128	$2,229,443	$2,287,754	$2,301,972
Short-term borrowings	7,190	98,990	41,350	21,500	4,790
Long-term debt	121,178	31,178	1,178	1,178	1,360
Subordinated debt	19,692	19,682	19,673	19,663	19,653
Securities pending settlement	—	—	133	9	—
Other liabilities	22,252	21,815	33,230	37,021	34,252
TOTAL LIABILITIES	2,328,286	2,328,793	2,325,007	2,367,125	2,362,027

TOTAL SHAREHOLDERS' EQUITY	233,998	233,222	228,143	211,700	215,330
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,562,284	$2,562,015	$2,553,150	$2,578,825	$2,577,357

______________________

(1)	The Company adopted ASU 2016-13 on January 1, 2023 with a modified retrospective approach. Accordingly, beginning with March 31, 2023, the allowance for credit losses was determined in accordance with ASC 326, “Financial Instruments-Credit Losses.”

14

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Shares outstanding at end of period	22,082,403	22,209,347	22,216,789	22,246,545	22,465,991

Operating results:
Net interest income	$16,846	$18,504	$20,854	$20,288	$19,392
Provision for (reversal of) credit losses	420	(388)	150	675	300
Non-interest income	1,592	2,979	5,653	2,590	2,741
Non-interest expense	14,551	14,896	14,003	14,343	14,433
Income before income provision for income taxes	3,467	6,975	12,354	7,860	7,400
Income tax provision	704	1,671	3,320	1,861	1,865
Net income	2,763	5,304	9,034	5,999	5,535

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	2.83%	3.16%	3.47%	3.37%	3.26%
Interest rate spread, on a fully tax-equivalent basis	2.29%	2.76%	3.26%	3.26%	3.17%
Return on average assets	0.43%	0.84%	1.40%	0.93%	0.87%
Return on average equity	4.72%	9.31%	16.67%	10.90%	10.22%
Adjusted efficiency ratio (non-GAAP) (1)	74.31%	70.49%	59.31%	62.63%	64.96%

Per Common Share Data:
Basic earnings per share	$0.13	$0.24	$0.42	$0.28	$0.25
Per diluted share	0.13	0.24	0.42	0.28	0.25
Cash dividend declared	0.07	0.07	0.06	0.06	0.06
Book value per share	10.60	10.50	10.27	9.52	9.58
Tangible book value per share (non-GAAP)	9.94	9.84	9.61	8.85	8.92

Asset Quality:
30-89 day delinquent loans	$4,092	$1,669	$2,578	$2,630	$1,063
90 days or more delinquent loans	1,324	1,377	1,891	669	1,149
Total delinquent loans	5,416	3,046	4,469	3,299	2,212
Total delinquent loans as a percentage of total loans	0.27%	0.15%	0.22%	0.16%	0.11%
Nonperforming loans	$5,755	$5,794	$5,694	$4,432	$4,105
Nonperforming loans as a percentage of total loans	0.29%	0.29%	0.29%	0.22%	0.21%
Nonperforming assets as a percentage of total assets	0.22%	0.23%	0.22%	0.17%	0.16%
Allowance for credit losses as a percentage of nonperforming loans	341.39%	328.46%	350.04%	455.96%	476.49%
Allowance for credit losses as a percentage of total loans	0.97%	0.95%	1.00%	1.01%	0.99%
Net loan (recoveries) charge-offs	$(25)	$1,850	$426	$27	$48
Net loan (recoveries) charge-offs as a percentage of average loans	0.00%	0.09%	0.02%	0.00%	0.00%

____________________________

(1)   The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments and gains and losses on defined benefit plan termination.

15

The following table sets forth the information relating to our average balances and net interest income for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,006,909	$22,572	4.51%	$1,993,124	$21,449	4.36%	$1,949,464	$18,624	3.83%
Securities(2)	374,513	2,094	2.24	382,373	2,149	2.28	414,226	2,068	2.00
Other investments	13,329	146	4.39	12,098	106	3.55	9,892	30	1.22
Short-term investments(3)	10,326	119	4.62	5,909	54	3.71	24,944	48	0.77
Total interest-earning assets	2,405,077	24,931	4.16	2,393,504	23,758	4.03	2,398,526	20,770	3.47
Total non-interest-earning assets	154,490			152,539			153,939
Total assets	$2,559,567			$2,546,043			$2,552,465

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$143,547	248	0.69	$139,755	263	0.76	$137,984	105	0.31
Savings accounts	208,983	56	0.11	218,797	45	0.08	224,487	48	0.09
Money market accounts	701,116	2,330	1.33	777,673	1,995	1.04	910,801	549	0.24
Time deposit accounts	502,062	3,435	2.74	427,895	1,800	1.71	365,383	288	0.32
Total interest-bearing deposits	1,555,708	6,069	1.56	1,564,120	4,103	1.06	1,638,655	990	0.24
Borrowings	155,826	1,894	4.88	86,360	1,031	4.84	25,829	264	4.10
Interest-bearing liabilities	1,711,534	7,963	1.87	1,650,480	5,134	1.26	1,664,484	1,254	0.30
Non-interest-bearing deposits	591,437			639,162			635,678
Other non-interest-bearing liabilities	21,832			25,331			35,076
Total non-interest-bearing liabilities	613,269			664,493			670,754
Total liabilities	2,324,803			2,314,973			2,335,238
Total equity	234,764			231,070			217,227
Total liabilities and equity	$2,559,567			$2,546,043			$2,552,465
Less: Tax-equivalent adjustment(2)		(122)			(120)			(124)
Net interest and dividend income		$16,846			$18,504			$19,392
Net interest rate spread(4)			2.27%			2.74%			3.15%
Net interest rate spread, on a tax-equivalent basis(5)			2.29%			2.76%			3.17%
Net interest margin(6)			2.81%			3.14%			3.24%
Net interest margin, on a tax-equivalent basis(7)			2.83%			3.16%			3.26%
Ratio of average interest-earning
assets to average interest-bearing liabilities			140.52%			145.02%			144.10%

16

The following tables set forth the information relating to our average balances and net interest income for the six months ended June 30, 2023 and 2022 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Six Months Ended June 30,
	2023			2022
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)

	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,000,055	$44,018	4.44%	$1,922,318	$36,691	3.85%
Securities(2)	378,421	4,243	2.26	418,806	4,018	1.94
Other investments	12,717	252	4.00	10,241	55	1.08
Short-term investments(3)	8,130	173	4.29	40,899	69	0.34
Total interest-earning assets	2,399,323	48,686	4.09	2,392,264	40,833	3.44
Total non-interest-earning assets	153,520			148,815
Total assets	$2,552,843			$2,541,079

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$141,662	511	0.73%	$135,104	200	0.30%
Savings accounts	213,863	101	0.10	221,484	83	0.08
Money market accounts	739,182	4,325	1.18	894,687	1,070	0.24
Time deposit accounts	465,184	5,235	2.27	377,158	629	0.34
Total interest-bearing deposits	1,559,891	10,172	1.32	1,628,433	1,982	0.25
Short-term borrowings and long-term debt	121,285	2,925	4.86	24,164	517	4.31
Total interest-bearing liabilities	1,681,176	13,097	1.57	1,652,597	2,499	0.30
Non-interest-bearing deposits	615,168			634,387
Other non-interest-bearing liabilities	23,572			33,721
Total non-interest-bearing liabilities	638,740			668,108

Total liabilities	2,319,916			2,320,705
Total equity	232,927			220,374
Total liabilities and equity	$2,552,843			$2,541,079
Less: Tax-equivalent adjustment (2)		(239)			(244)
Net interest and dividend income		$35,350			$38,090
Net interest rate spread (4)			2.50%			3.12%
Net interest rate spread, on a tax-equivalent basis (5)			2.52%			3.14%
Net interest margin (6)			2.97%			3.21%
Net interest margin, on a tax-equivalent basis (7)			2.99%			3.23%
Ratio of average interest-earning
assets to average interest-bearing liabilities			142.72%			144.76%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

17

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
			(In thousands)

Loans (no tax adjustment)	$22,450	$21,329	$21,274	$19,543	$18,500
Tax-equivalent adjustment	122	120	129	122	124
Loans (tax-equivalent basis)	$22,572	$21,449	$21,403	$19,665	$18,624

Securities (no tax adjustment)	$2,094	$2,149	$2,174	$2,104	$2,068
Tax-equivalent adjustment	—	—	1	1	—
Securities (tax-equivalent basis)	$2,094	$2,149	$2,175	$2,105	$2,068

Net interest income (no tax adjustment)	$16,846	$18,504	$20,854	$20,288	$19,392
Tax equivalent adjustment	122	120	130	123	124
Net interest income (tax-equivalent basis)	$16,968	$18,624	$20,984	$20,411	$19,516

Net interest income (no tax adjustment)	$16,846	$18,504	$20,854	$20,288	$19,392
Less:
Purchase accounting adjustments	5	(62)	87	(16)	64
Prepayment penalties and fees	43	—	134	99	26
PPP Income	26	15	18	19	129
Adjusted net interest income (non-GAAP)	$16,772	$18,551	$20,615	$20,186	$19,173

Average interest-earning assets	$2,405,077	$2,393,504	$2,401,676	$2,401,533	$2,398,526
Average interest-earning assets, excluding average PPP loans	$2,403,076	$2,391,305	$2,399,297	$2,398,998	$2,395,463
Net interest margin (no tax adjustment)	2.81%	3.14%	3.44%	3.35%	3.24%
Net interest margin, tax-equivalent	2.83%	3.16%	3.47%	3.37%	3.26%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP Income and prepayment penalties (non-GAAP)	2.80%	3.15%	3.41%	3.34%	3.21%

18

	For the quarter ended
	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
			(In thousands)

Book Value per Share (GAAP)	$10.60	$10.50	$10.27	$9.52	$9.58
Non-GAAP adjustments:
Goodwill	(0.57)	(0.56)	(0.56)	(0.56)	(0.55)
Core deposit intangible	(0.09)	(0.10)	(0.10)	(0.11)	(0.11)
Tangible Book Value per Share (non-GAAP)	$9.94	$9.84	$9.61	$8.85	$8.92

Total Bank Equity (GAAP)	$240,041	$238,887	$233,882	$217,787	$220,605
Non-GAAP adjustments:
Goodwill	(12,487)	(12,487)	(12,487)	(12,487)	(12,487)
Core deposit intangible net of associated deferred tax liabilities	(1,438)	(1,505)	(1,573)	(1,640)	(1,707)
Tangible Capital (non-GAAP)	$226,116	$224,895	$219,822	$203,660	$206,411

Tangible Capital (non-GAAP)	$226,116	$224,895	$219,822	$203,660	$206,411
Unrealized losses on HTM securities net of tax	(27,286)	(25,825)	(28,194)	(29,670)	(20,857)
Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)	$198,830	$199,070	$191,628	$173,990	$185,554

Common Equity Tier (CET) 1 Capital	$249,340	$247,996	$244,864	$237,345	$233,147
Unrealized losses on HTM securities net of tax	(27,286)	(25,825)	(28,194)	(29,670)	(20,857)
Unrealized losses on defined benefit plan net of tax	—	(1,079)	(1,079)	(8,447)	(8,561)
Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)	$222,054	$221,092	$215,591	$199,228	$203,729

Total Assets for Leverage Ratio (non-GAAP)	$2,572,583	$2,560,973	$2,579,141	$2,562,808	$2,554,552

Tier 1 Leverage Ratio	9.69%	9.68%	9.49%	9.26%	9.13%

Tangible Common Equity (non-GAAP) = Tangible Capital (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.79%	8.78%	8.52%	7.95%	8.08%

Adjusted Tangible Common Equity for AFS Impact (non-GAAP) = Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.63%	8.63%	8.36%	7.77%	7.98%

Adjusted Tangible Common Equity for HTM Impact (non-GAAP) = Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	7.73%	7.77%	7.43%	6.79%	7.26%

19

	For the quarter ended
	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
	(In thousands)

Income Before Income Taxes (GAAP)	$3,467	$6,975	$12,354	$7,860	$7,400
Provision for (reversal of) credit losses	420	(388)	150	675	300
PPP Income	(26)	(15)	(18)	(19)	(129)
Loss (gain) on defined benefit plan termination	1,143	—	(2,807)	—	—
Income Before Taxes, Provision, PPP Income and Defined Benefit Termination (non-GAAP)	$5,004	$6,572	$9,679	$8,516	$7,571

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,551	$14,896	$14,003	$14,343	$14,433
Non-interest Expense for Adjusted Efficiency Ratio	$14,551	$14,896	$14,003	$14,343	$14,433

Net Interest Income (GAAP)	$16,846	$18,504	$20,854	$20,288	$19,392

Non-interest Income (GAAP)	$1,592	$2,979	$5,653	$2,590	$2,741
Non-GAAP adjustments:
Unrealized (gains) losses on marketable equity securities	—	—	(19)	235	225
Gain on non-marketable equity investments	—	(352)	(70)	(211)	(141)
Loss (gain) on defined benefit plan termination	1,143	—	(2,807)	—	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,735	$2,627	$2,757	$2,614	$2,825
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$19,581	$21,131	$23,611	$22,902	$22,217

Efficiency Ratio (GAAP)	78.92%	69.34%	52.83%	62.69%	65.21%

Adjusted Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	74.31%	70.49%	59.31%	62.63%	64.96%

20

	For the six months ended
	6/30/2023	6/30/2022
	(In thousands)

Loans (no tax adjustment)	$43,779	$36,447
Tax-equivalent adjustment	239	244
Loans (tax-equivalent basis)	$44,018	$36,691

Securities (no tax adjustment)	$4,243	$4,018
Tax-equivalent adjustment	—	—
Securities (tax-equivalent basis)	$4,243	$4,018

Net interest income (no tax adjustment)	$35,350	$38,090
Tax equivalent adjustment	239	244
Net interest income (tax-equivalent basis)	$35,589	$38,334

Net interest income (no tax adjustment)	$35,350	$38,090
Less:
Purchase accounting adjustments	(57)	103
Prepayment penalties and fees	43	48
PPP Income	41	691
Adjusted net interest income (non-GAAP)	$35,323	$37,248

Average interest-earning assets	$2,399,323	$2,392,264
Average interest-earnings asset, excluding average PPP loans	$2,397,224	$2,383,226
Net interest margin (no tax adjustment)	2.97%	3.21%
Net interest margin, tax-equivalent	2.99%	3.23%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP Income and prepayment penalties (non-GAAP)	2.97%	3.16%

21